Exhibit 99

Press Release

Contact:	MW Bancorp, Inc.
Gregory P. Niesen, President and Chief Executive Officer
(513) 231-7871

MW Bancorp, Inc. Reports Third Quarter Results

Cincinnati, Ohio – April 28, 2016 – MW Bancorp, Inc. (the “Company”) (OTC: MWBC), the parent company of Watch Hill Bank (the “Bank”), today reported net income of $669,000, or $0.83 per share, for the quarter ended March 31, 2016. Net income increased by $606,000, compared to the quarter ended March 31, 2015.

The Company also reported net income of $739,000, or $0.92 per share, for the nine months ended March 31, 2016, which represented an increase of $597,000 over the nine months ended March 31, 2015.

The increase in net income for the three months ended March 31, 2016, compared to the same quarter in 2015, was due primarily to recognition of a $680,000 tax benefit related to the partial reversal of the impairment valuation allowance on the Company’s deferred tax assets, along with a $76,000 increase in net interest income and a $136,000 increase in non-interest income, which were partially offset by a $291,000 increase in non-interest expenses. Interest income increased $137,000, or 15.9%, for the three months ended March 31, 2016, compared to the three months ended March 31, 2015, primarily due to a $128,000 increase in interest on loans receivable. Total interest expense increased $61,000, or 24.7%, for the three months ended March 31, 2016, over the three months ended March 31, 2015, due primarily to an increase in interest expense on deposits of $52,000, or 30.1%. Non-interest income increased $136,000, or 348.7%, for the three months ended March 31, 2016 over the three months ended March 31, 2015, primarily due to a $109,000 increase in gain on sale of loans. Non-interest expense increased $291,000, or 49.5%, for the three months ended March 31, 2016 compared to the three months ended March 31, 2015, primarily due to an increase of $186,000, or 56.2%, in salaries, employee benefits and directors fees expense, as the Company increased staffing levels and bonus and incentive compensation.

The increase in net income for the nine months ended March 31, 2016, compared to the same period in 2015, was due primarily to recognition of the $680,000 tax benefit related to the partial reversal of the impairment valuation allowance on the Company’s deferred tax assets, along with a $282,000 increase in net interest income and a $153,000 increase in non-interest income, which were partially offset by a $540,000 increase in non-interest expenses. Interest income increased $451,000, or 18.0%, for the nine months ended March 31, 2016 over the nine months ended March 31, 2015. This increase was primarily attributable to a $436,000 increase in interest on loans receivable. Total interest expense increased $169,000, or 23.0%, for the nine months ended March 31, 2016, over the nine months ended March 31, 2015, due primarily to an increase in interest expense on deposits of $132,000, or 25.2%. Non-interest income increased $153,000, or 106.3%, for the nine months ended March 31, 2016 over the nine months ended March 31, 2015, primarily due to a $134,000 increase in gain on sale of loans. Non-interest expense increased $540,000, or 31.1%, for the nine months ended March 31, 2016 compared to the nine months ended March 31, 2015, due primarily to an increase of $280,000, or 27.4%, in salaries, employee benefits and directors fees expense, as the Company increased staffing levels and bonus and incentive compensation.

The Company reported total assets of $119.2 million at March 31, 2016, an increase of $12.4 million, or 11.6% over June 30, 2015. Total loans increased by 9.1% to $96.9 million, total deposits increased by 16.3% to $79.7 million and stockholders’ equity increased by 5.0% to $16.5 million at March 31, 2016 compared to June 30, 2015.

Total nonperforming loans were $988,000 at March 31, 2016, compared to $1.1 million at March 31, 2015. Classified loans totaled $1.7 million at March 31, 2016, compared to $1.9 million at March 31, 2015, and total loans past due greater than 30 days were $13,000 and $88,000 at those respective dates. The Company had net recoveries totaling $18,000 for the nine months ended March 31, 2016, compared to net recoveries of $27,000 for the nine months ended March 31, 2015. As a percentage of nonperforming loans, the allowance for loan losses was 165.3% at March 31, 2016, compared to 143.8% at March 31, 2015.

The Company was formed in 2014 to serve as the stock holding company for the Bank following its mutual-to-stock conversion. The conversion was completed effective January 29, 2015, whereby the Company issued 876,163 shares at an offering price of $10.00 per share. Proceeds of the offering, net of offering costs and shares acquired by the ESOP, totaled $6.7 million.

Information contained in this press release may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risks, uncertainties, and assumptions. Such forward-looking statements in this release are inherently subject to many uncertainties arising in MW Bancorp's operations and business environment. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on MW Bancorp's operating results, performance or financial condition are competition, the demand for our products and services, our ability to maintain current deposit and loan levels at current interest rates, deteriorating credit quality, including changes in the interest rate environment reducing interest margins, changes in prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions, our ability to maintain required capital levels and adequate sources of funding and liquidity, our ability to secure confidential information through the use of computer systems and telecommunications networks, and other factors as set forth in filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended June 30, 2015. MW Bancorp undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

MW Bancorp, Inc.
Condensed Consolidated Statements of Income
For the Three and Nine Months Ended March 31, 2016 and 2015
(In thousands, except share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
	(Unaudited)

Interest Income
Loans, including fees	$936	$808	$2,778	$2,342
Taxable securities	25	23	76	78
Interest-bearing deposits	40	33	104	87

Total interest income	1,001	864	2,958	2,507

Interest Expense
Deposits	225	173	655	523
Federal Home Loan Bank advances	83	74	249	212

Total interest expense	308	247	904	735

Net Interest Income	693	617	2,054	1,772

Provision for Loan Losses	-	5	13	35

Net Interest Income After Provision for Loan Losses	693	612	2,041	1,737

Noninterest Income
Gain on sale of loans	121	12	173	39
Gain (loss) on sale of foreclosed assets, net	21	(3)	21	15
Income from Bank owned life insurance	24	22	70	69
Other operating	9	8	33	21

Total noninterest income	175	39	297	144

Noninterest Expense
Salaries, employee benefits and directors fees	517	331	1,301	1,021
Occupancy and equipment	65	36	154	102
Data processing	36	28	102	68
Franchise taxes	32	13	64	51
FDIC insurance premiums	17	12	52	49
Professional services	98	74	291	199
Advertising	5	6	39	28
Office supplies	12	5	38	19
Business entertainment	13	9	35	25
Other	84	74	203	177

Total noninterest expense	879	588	2,279	1,739

Income (Loss) Before Federal Income Tax Benefit	(11)	63	59	142

Federal Income Tax Benefit	(680)	-	(680)	-

Net Income	$669	$63	$739	$142

Earnings per share - basic and diluted	$0.83	N/A	$0.92	N/A

Weighted-average shares outstanding - basic and diluted	809,574	-	807,242	-

MW Bancorp, Inc.
Condensed Consolidated Balance Sheets
March 31, 2016 and June 30, 2015
(In thousands, except share data)

	March 31,	June 30,
Assets	2016	2015
	(Unaudited)

Cash and cash equivalents	$8,266	$3,665
Interest-bearing time deposits in other financial institutions	2,100	3,100
Available-for-sale securities	3,673	4,295
Held-to-maturity securities	1,179	1,551
Loans, net of allowance for loan losses of $1,633 and $1,602	96,937	88,878
Premises and equipment, net	1,093	322
Federal Home Loan Bank stock, at cost	1,164	1,164
Foreclosed assets, net	-	104
Other assets	4,091	3,750
Deferred tax assets	680	-

Total assets	$119,183	$106,829

Liabilities and Shareholders' Equity

Liabilities
Deposits	$79,687	$68,524
Federal Home Loan Bank advances	22,557	22,360
Other liabilities	480	275

Total liabilities	102,724	91,159

Shareholders' Equity
Preferred stock	-	-
Common stock	9	9
Additional paid-in capital	7,400	7,386
Shares acquired by ESOP	(666)	(701)
Retained earnings	9,806	9,067
Accumulated other comprehensive loss	(90)	(91)

Total shareholders' equity	16,459	15,670

Total liabilities and shareholders' equity	$119,183	$106,829

MW Bancorp, Inc.
Selected Performance Ratios
At or For the Three and Nine Months Ended March 31, 2016 and 2015

	At or for the three months ended		At or for the nine months ended
	March 31,		March 31,
	2016	2015	2016	2015
Performance Ratios:
Return on average assets (ratio of net income (loss)
to average total assets) (1)	0.54%	0.26%	0.66%	0.21%
Return on average equity (ratio of net income (loss)
to average total equity) (1)	3.86%	2.05%	4.60%	1.89%
Interest rate spread (1) (2)	2.25%	2.46%	2.30%	2.55%
Net interest margin (1) (3)	2.42%	2.64%	2.45%	2.67%
Loans to deposits	123.62%	131.84%	123.62%	131.84%
Average equity to average total assets	13.91%	12.68%	14.30%	10.85%

Asset Quality Ratios:
Non-performing assets to total assets	0.83%	1.19%	0.83%	1.19%
Non-performing loans to total loans	1.00%	1.36%	1.00%	1.36%
Allowance for loan losses to non-performing loans	165.28%	143.79%	165.28%	143.79%
Allowance for loan losses to total loans	1.66%	1.95%	1.66%	1.95%
Net charge-offs (recoveries) to average outstanding loans	(0.01)%	(0.03)%	(0.02)%	(0.04)%

Capital ratios:
Equity to total assets at period end	13.81%	15.74%	13.81%	15.74%
Total capital to risk weighted assets (4)	19.56%	25.90%	19.56%	25.90%
Tier 1 capital to risk-weighted assets (4)	18.29%	24.60%	18.29%	24.60%
Common equity to risk-weighted assets (4)	18.29%	24.60%	18.29%	24.60%
Tier 1 capital to average assets (4)	11.54%	14.00%	11.54%	14.00%

(1) Ratios are annualized.  The effects of the federal income tax benefit were not annualized and considered as a one-time event.

(2) The interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the period.

(3) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(4) Bank only capital ratios are presented.